EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-51019) pertaining to the Pulte Homes, Inc. 401(k) Plan (formerly known as Pulte Home Corporation Investment Savings Plus) of our report dated June 26, 2003, with respect to the financial statements and schedules of the Pulte Homes, Inc. 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 30, 2002 and the one-day period ended December 31, 2002.

/s/ Ernst & Young LLP

Detroit, Michigan
June 26, 2003